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                                                                     Exhibit 4.3
                                                                     -----------

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                               eFUNDS CORPORATION


                  The undersigned hereby certifies that the Board of Directors of eFunds Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, duly adopted the following resolution on April 1, 2000:

                  "RESOLVED, that a series of preferred stock of the Company is hereby created, and the designation and amount thereof and the relative rights and preferences of the shares of such series, are as set forth in Exhibit E appended hereto, and the proper officers of the Company are hereby authorized and directed to complete all appropriate blanks in Exhibit E and to file the same with the Delaware Secretary of State."

                  The undersigned further certifies that the following is a true and correct copy of the aforementioned Exhibit E, with the blanks referenced in the resolution of the Board filled in by the proper officers of the Company in accordance with the authority granted by the Board:

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Preferred Shares") and the number of shares constituting the Preferred Shares shall be 2,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and any necessary stockholder approval; provided, however, that no decrease shall reduce the number of shares of Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Shares.

                  Section 2.  Dividends and Distributions.
                              ---------------------------

                  (a) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Preferred Shares with respect to dividends, the holders of Preferred Shares, in preference to the holders of Common Stock, par value $.01 (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Shares (the date of such issuance being hereinafter referred to as the "Issue Date"), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.001 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Shares. In the event the Corporation shall at any time after the business day prior to the Company's initial public offering ("Record Date"), declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


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                  (b) From and after the Issue Date, the Corporation shall
declare a dividend or distribution on the Preferred Shares as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding Common Stock); provided that, from and after the Issue Date, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.001 per share on the Preferred Shares shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Shares from their date of issue. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                  Section 3.  Voting Rights.
                              -------------

                  (a) Subject to the provision for adjustment hereinafter set forth, each Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Record Date, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) Except as otherwise provided herein or by law, the holders of Preferred Shares and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (c) Except as set forth herein or required by law, holders of Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  Section 4.  Certain Restrictions.
                              --------------------

                  (a) Whenever quarterly dividends or other dividends or distributions payable on the Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
                  up) to the Preferred Shares;

                           (ii) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except dividends paid ratably on the Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;


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                           (iii) redeem or purchase or otherwise acquire for
                  consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preferred Shares; or

                           (iv) redeem or purchase or otherwise acquire for
                  consideration any Preferred Shares, or any stock ranking on a parity with the Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this
     Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  Section 5. Reacquired Shares. Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

                  Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received the greater of (i) $0.01 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except distributions made ratably on the Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Record Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause (1)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Record Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of


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Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 8. No Redemption. The Preferred Shares shall not be redeemable.

                  Section 9. Rank. The Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to any other class of the Corporation's Preferred Stock.

                  Section 10. Fractional Shares. Preferred Shares may be issued in fractions of a share which are integral multiples of one one-hundredth of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Shares.

                  Section 11. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Shares, voting together as a single class.

                  IN WITNESS WHEREOF, I have subscribed my name this 5th day of July, 2000.


                               eFUNDS CORPORATION


                               By:  /s/ Steven F. Coleman
                               Steven F. Coleman
                               Secretary


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